Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing First-Quarter EPS Up 28 Percent, Backlog Grows to Record $262 Billion

•	First-quarter EPS increased 28 percent to $1.13 per share as net income grew 27 percent to $877 million

•	Revenue rose 8 percent to $15.4 billion

•	Earnings from operations increased 36 percent to $1.3 billion

•	Backlog expanded to a record level of $262 billion

•	2007 and 2008 financial outlook is reaffirmed, reflecting strength of core businesses and company-wide growth and productivity efforts

Table 1. Summary Financial Results

(Millions, except per share data)	1st Quarter		Change
	2007	2006
Revenues	$15,365	$14,264	8%
Earnings From Operations	$1,309	$959	36%
Operating Margin	8.5%	6.7%	1.8	Pts
Reported Net Income	$877	$692	27%
Reported Earnings per Share	$1.13	$0.88	28%
Operating Cash Flow (after pension contributions)[1]	$728	$2,055	(65)%

[1]	Operating cash flow includes a $509 million contribution to pension plans in first quarter of 2007 and $503 million in first quarter 2006.

CHICAGO, April 25, 2007 – The Boeing Company’s [NYSE: BA] first-quarter net earnings increased 27 percent to $877 million, or $1.13 per share (Table 1). Revenue grew 8 percent to $15.4 billion and earnings from operations rose 36 percent to $1.3 billion, yielding an 8.5 percent operating margin.

The higher first-quarter operating margin reflects the company’s exit from the Connexion by Boeing business and lower expense from compensation plan changes, both of which were implemented and disclosed during 2006. The margin also reflects a planned and previously disclosed increase in research and development spending, which is expected to moderate later this year. Given anticipated performance for the remainder of the year, including growth in airplane deliveries and expansion of business unit margins, Boeing reaffirmed its financial guidance for 2007 and 2008.

Boeing’s backlog at quarter-end reached a record $262 billion, up 23 percent in the last twelve months due to continued strength in commercial airplane orders and additional defense orders.

“These results are in line with our expectations for the quarter and represent solid progress toward the high goals we have for ourselves in 2007 and beyond,” said Boeing Chairman, President, and Chief Executive Officer Jim McNerney. “Our record backlog, increasing productivity, and the progress of our development programs have us on track to achieve our growth and profitability objectives.”

Table 2. Cash Flow

	1st Quarter
(Millions)	2007	2006
Operating Cash Flow	$728	$2,055
Less Additions to Property, Plant & Equipment	$(451)	$(412)

Free Cash Flow*	$277	$1,643

*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Operating cash flow was $0.7 billion (Table 2), reflecting higher net earnings offset by a planned $509 million pension contribution, planned increases in working capital, and the timing of receipts. Cash and investments in marketable securities totaled $8.1 billion at March 31, down from $9.3 billion at the end of 2006 (Table 3). Boeing repaid $0.8 billion of maturing Boeing Capital Corporation (BCC) debt, made planned investments in its core businesses, and contributed to its pension as described above. The BCC repayment reduced total debt by 8 percent.

The company spent $360 million repurchasing 4.0 million shares during the quarter, leaving $2.0 billion remaining under the current repurchase authorization.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	1Q07	4Q06
Cash	$4.8	$6.1
Marketable Securities[1]	$3.3	$3.2

Total	$8.1	$9.3
Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$4.8	$5.6

Total Consolidated Debt	$8.7	$9.5

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) first-quarter revenues increased 7 percent to $7.6 billion on an 8 percent increase in deliveries to 106 airplanes, as well as higher commercial aviation services revenue (Table 4). BCA delivered a higher proportion of single-aisle airplanes than in last year’s first quarter. Operating earnings were $706 million and operating margins were 9.3 percent. Margins in the latest quarter reflect higher operating leverage and productivity improvements offset by planned R&D spending that was $258 million higher than in the first quarter of 2006. R&D is forecast to decline in the second half of the year which, along with increased airplane deliveries, is expected to drive BCA margin expansion consistent with company guidance.

Table 4. Commercial Airplanes Operating Results

	1st Quarter		% Change
(Millions, except deliveries & margin percent)	2007	2006
Commercial Airplanes Deliveries	106	98	8%

Revenues	$7,555	$7,053	7%
Earnings from Operations	$706	$703	0%

Operating Margins	9.3%	10.0%	(0.7	)Pts

BCA booked 189 gross orders during the quarter. Its contractual backlog rose to a record $188 billion, increasing 42 percent in the last year to more than six times its 2006 revenues.

The 787 program has won 544 firm orders to date from 44 customers, the most ever achieved by a commercial jet program within three years of program launch. The program achieved important development milestones during the quarter, including delivery of large structural sections in preparation for final assembly beginning next month and the first flight of the second Dreamlifter freighter. The program continues to address pressures with respect to weight, schedule and supplier implementation as it moves into the very critical final assembly and software and systems integration phases. Rollout of the first airplane is scheduled in July, first flight is targeted for late August and entry into service is scheduled for May 2008. While risks inherent in the latter stages of major airplane development programs remain for the 787, Boeing continues to expect the 787 will be delivered on time and in accord with its contractual obligations.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) revenues grew 7 percent during the quarter to $7.7 billion generating operating earnings of $784 million and an operating margin of 10.2 percent. IDS results reflect higher volume across all segments and productivity improvements, offset by a change in product mix and fewer benefits from contract closeouts compared to the year ago quarter.

Precision Engagement & Mobility Systems revenue grew 6 percent to $3.3 billion on higher deliveries from the F/A-18 and Chinook programs and increased volume on the P-8A Poseidon and F-22, partially offset by lower Apache revenues. Operating margin was 12.9 percent, which reflects the impact of aircraft delivery and product mix in the quarter, and the absence of favorable contract closeouts mentioned above.

Network & Space Systems achieved significant milestones on several key development programs such as Future Combat Systems and Ground-based Missile Defense (GMD). First-quarter revenues increased 4 percent to $2.9 billion on increased volume in satellites and GMD programs, which offset the expected loss of reported revenue from the recent formation of the United Launch Alliance (ULA) joint venture. Operating margin was 5.7 percent in the quarter, which included adjustments related to the ULA joint venture and revised cost estimates on satellite programs.

Table 5. Integrated Defense Systems Operating Results

	1st Quarter		% Change
(Millions, except margin percent)	2007	2006
Revenues
Precision Engagement & Mobility Systems	$3,281	$3,091	6%
Network & Space Systems	$2,856	$2,745	4%
Support Systems	$1,584	$1,350	17%

Total IDS Revenues	$7,721	$7,186	7%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$422	$468	(10)%
Network & Space Systems	$162	$151	7%
Support Systems	$200	$198	1%

Total IDS Earnings from Operations	$784	$817	(4)%

Operating Margins	10.2%	11.4%	(1.2	)Pts

Support Systems again generated strong profits on its broad portfolio of services and logistics programs. Revenues for the quarter increased 17 percent to $1.6 billion while operating earnings increased to $200 million resulting in a 12.6 percent operating margin. Results reflect higher volume on integrated logistics programs, maintenance, modification & upgrades, and international support programs.

IDS’ backlog at quarter-end was $73.6 billion as progress continued on large multi-year contracts.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) increased pre-tax earnings to $73 million on continued improvement in aircraft valuations, while revenues declined consistent with the portfolio (Table 6). BCC’s portfolio balance at the end of the first quarter was $7.9 billion, down from $8.0 billion at the end of the fourth quarter of 2006 and $9.0 billion a year ago on normal portfolio run-off, asset sales and depreciation.

BCC contributed $173 million in cash to the company (dividends and return of capital) during the quarter. BCC also repaid 14 percent of its outstanding debt during the quarter as $0.8 billion of long-term debt matured. As a result, BCC’s debt-to-equity ratio remained steady at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	1st Quarter		% Change
(Millions)	2007	2006
Revenues	$213	$237	(10)%
Pre-Tax Income	$73	$70	4%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology and the Connexion business (which was closed at the end of 2006), as well as certain results related to the consolidation of all business units. Other segment expense was $2 million in the first quarter, a significant improvement from a $61 million loss in the same period last year which included $56 million of expense from Connexion.

Total unallocated expense in the quarter decreased to $252 million from $570 million in the first quarter of 2006. These results reflect lower share-based plans and deferred compensation expense, and increased pension expense. Unallocated share-based-plans expense was $36 million and deferred compensation was $10 million, both down sharply from the same period of 2006 due to higher stock price appreciation in the year-ago quarter and changes in the company’s long-term compensation plans implemented last year. Pension expense for the quarter was $252 million, of which $130 million was recorded in unallocated expense and the balance was recorded as expense at BCA and IDS.

Boeing’s pension plans are fully funded on a projected benefit obligation basis, and cash contribution requirements for the pension plans are expected to be modest over the next few years.

Outlook

The company’s financial guidance for 2007 and 2008 is reaffirmed as indicated below and summarized in Table 7, reflecting strong performance from core businesses, higher commercial airplane deliveries, lower R&D in 2008, and company wide productivity gains.

Boeing’s 2007 revenue guidance is between $64.5 billion and $65 billion, and 2008 revenue guidance is between $71 billion and $72 billion. Earnings per share guidance remains between $4.55 and $4.75 per share for 2007 and $5.55 to $5.75 per share for 2008. Operating cash flow for 2007 is expected to be greater than $4 billion, while cash flow guidance for 2008 is expected to exceed $7 billion.

Commercial Airplanes’ deliveries in 2007 are expected to be between 440 to 445 airplanes and are sold out. Revenue guidance for 2007 is between $32.5 billion and $33 billion, and operating margin guidance is greater than 10 percent. Airplane deliveries in 2008 are expected to be between 515 and 520 airplanes and are essentially sold out. Commercial Airplanes’ revenue in 2008 is expected to grow to between $39 billion and $40 billion accompanied by margin expansion to approximately 11 percent. The company expects airplane deliveries in 2009 to be higher than in 2008.

IDS revenue guidance for 2007 is approximately $31 billion and excludes approximately $1 billion of launch business revenue due to the transfer of launch activity into the ULA joint venture. Operating margins are expected to expand to approximately 11 percent in 2007. For 2008, IDS expects revenue to grow to between $32 billion and $33 billion, with operating margins of approximately 11 percent.

Boeing’s research and development forecast for 2007 is unchanged at between $3.2 billion and $3.4 billion, with an expected decline in 2008 to between $2.8 billion and $3.0 billion. Annual capital expenditures are expected to be approximately $1.6 billion in 2007 and in 2008.

The company’s non-cash pension expense is expected to be approximately $1.1 billion for 2007 and approximately $0.9 billion for 2008. The company expects pension expense to continue to decline after the guidance period with 2009 pension expense likely to be approximately half of the 2008 level. Discretionary funding of Boeing’s pension plans is expected to be approximately $500 million per year in 2007 and 2008. The company contributed $500 million during the first quarter of 2007. The company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2007	2008
The Boeing Company
Revenues	$64.5 - $65.0	$71 - $72
Earnings Per Share (GAAP)	$4.55 - $4.75	$5.55 - $5.75
Operating Cash Flow[1]	> $4	> $7

Boeing Commercial Airplanes
Deliveries	440 - 445	515 - 520
Revenues	$32.5 - $33	$39 - $40
Operating Margin	> 10%	~ 11%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $13.5	Steady
Network & Space Systems	~ $11.0	Moderate Growth
Support Systems	~ $6.5	Moderate Growth

Total IDS Revenues	~ $31	$32 - $33

Operating Margin
Precision Engagement & Mobility Systems	~ 12.5%	Low Double Digit
Network & Space Systems	~ 8%	High Single Digit
Support Systems	~ 13%	Low Double Digit

Total IDS Operating Margin	~ 11%	~ 11%

Boeing Capital Corporation
Portfolio Size	Lower	Lower
Revenue	~ $0.8	~ $0.8
Return on Assets	> 1.0%	> 1.0%

Research & Development	$3.2 - $3.4	$2.8 - $3.0
Capital Expenditures	~ $1.6	~ $1.6

[1]	After forecast pension contributions of $0.5 billion in 2007 and $0.5 billion in 2008.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2007 and 2008 financial outlook and the benefits of the new IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the timely launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006.

# # #

Contact:

Investor Relations: David Dohnalek or Rob Young (312) 544-2140

Communications:    Anne Eisele or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Three months ended March 31
	2007	2006
Sales of products	$13,229	$12,202
Sales of services	2,136	2,062

Total revenues	15,365	14,264

Cost of products	(10,431)	(9,618)
Cost of services	(1,756)	(1,786)
Boeing Capital Corporation interest expense	(79)	(90)

Total costs and expenses	(12,266)	(11,494)

	3,099	2,770
Income from operating investments, net	39	20
General and administrative expense	(828)	(1,081)
Research and development expense	(999)	(748)
Loss on dispositions/business shutdown, net	(2)	(2)

Earnings from operations	1,309	959

Other income, net	91	86
Interest and debt expense	(46)	(69)

Earnings before income taxes	1,354	976
Income tax expense	(481)	(284)

Net earnings from continuing operations	873	692
Net gain on disposal of discontinued operations, net of taxes of $3	4

Net earnings	$877	$692

Basic earnings per share from continuing operations	$1.14	$0.90
Net gain on disposal of discontinued operations, net of taxes	0.01

Basic earnings per share	$1.15	$0.90

Diluted earnings per share from continuing operations	$1.12	$0.88
Net gain on disposal of discontinued operations, net of taxes	0.01

Diluted earnings per share	$1.13	$0.88

Cash dividends paid per share	$0.35	$0.30

Weighted average diluted shares (millions)	777.4	791.8

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	March 31	December 31
	2007	2006
Assets
Cash and cash equivalents	$4,836	$6,118
Short-term investments	441	268
Accounts receivable, net	5,505	5,285
Current portion of customer financing, net	460	370
Deferred income taxes	2,868	2,837
Inventories, net of advances and progress billings	8,400	8,105

Total current assets	22,510	22,983
Customer financing, net	8,255	8,520
Property, plant and equipment, net of accumulated depreciation of $11,708 and $11,635	7,837	7,675
Goodwill	3,091	3,047
Other acquired intangibles, net	1,720	1,698
Deferred income taxes	980	1,051
Investments	4,021	4,085
Other assets, net of accumulated amortization of $304 and $272	3,142	2,735

Total assets	$51,556	$51,794

Liabilities and Shareholders’ Equity

Accounts payable and other liabilities	$15,921	$16,201
Advances and billings in excess of related costs	11,134	11,449
Income taxes payable	776	670
Short-term debt and current portion of long-term debt	598	1,381

Total current liabilities	28,429	29,701
Accrued retiree health care	7,674	7,671
Accrued pension plan liability	985	1,135
Non-current income taxes payable	308
Other long-term liabilities	400	391
Long-term debt	8,149	8,157
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized;
Shares issued - 1,012,261,159 and 1,012,261,159	5,061	5,061
Additional paid-in capital	4,691	4,655
Treasury shares, at cost – 224,530,781 and 223,522,176	(12,667)	(12,459)
Retained earnings	19,319	18,453
Accumulated other comprehensive loss	(8,021)	(8,217)
ShareValue Trust Shares – 31,024,599 and 30,903,026	(2,772)	(2,754)

Total shareholders’ equity	5,611	4,739

Total liabilities and shareholders’ equity	$51,556	$51,794

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

(Dollars in millions)	Three months ended March 31
	2007	2006
Revenues:
Commercial Airplanes	$7,555	$7,053
Integrated Defense Systems:
Precision Engagement and Mobility Systems	3,281	3,091
Network and Space Systems	2,856	2,745
Support Systems	1,584	1,350

Total Integrated Defense Systems	7,721	7,186
Boeing Capital Corporation	213	237
Other	72	87
Accounting differences/eliminations	(196)	(299)

Total revenues	$15,365	$14,264

Earnings from operations:
Commercial Airplanes	$706	$703
Integrated Defense Systems:
Precision Engagement and Mobility Systems	422	468
Network and Space Systems	162	151
Support Systems	200	198

Total Integrated Defense Systems	784	817
Boeing Capital Corporation	73	70
Other	(2)	(61)
Unallocated expense	(252)	(570)

Earnings from operations	1,309	959
Other income, net	91	86
Interest and debt expense	(46)	(69)

Earnings before income taxes	1,354	976
Income tax expense	(481)	(284)

Net earnings from continuing operations	873	692
Net gain on disposal of discontinued operations, net of taxes of $3	4

Net earnings	$877	$692

Research and development expense:
Commercial Airplanes	$788	$530
Integrated Defense Systems:
Precision Engagement and Mobility Systems	110	103
Network and Space Systems	73	77
Support Systems	23	26

Total Integrated Defense Systems	206	206
Other	5	12

Total research and development expense	$999	$748

	Three months ended March 31
Unallocated expense	2007	2006
Share-based plans expense	$(36)	$(195)
Deferred compensation expense	(10)	(109)
Pension	(130)	(102)
Postretirement	(32)	(16)
Capitalized interest	(9)	(19)
Other	(35)	(129)

Total	$(252)	$(570)

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(Dollars in millions)	2007	2006
Cash flows - operating activities:
Net earnings	$877	$692
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	48	202
Depreciation	319	350
Amortization of other acquired intangibles	37	19
Amortization of debt discount/premium and issuance costs	3	3
Pension expense	252	190
Investment/asset impairment charges, net		(2)
Customer financing valuation provision	(33)	(1)
Gain on disposal of discontinued operations, net	(7)
Loss on dispositions/business shutdown, net	2	2
Other charges and credits, net	65	43
Excess tax benefits from share-based payment arrangements	(31)	(41)
Changes in assets and liabilities –
Accounts receivable	(231)	78
Inventories, net of advances and progress billings	(298)	387
Accounts payable and other liabilities	98	271
Advances and billings in excess of related costs	(330)	88
Income taxes receivable, payable and deferred	359	310
Other long-term liabilities	(3)	(17)
Pension contributions	(509)	(503)
Accrued retiree health care	3	33
Customer financing, net	139	(20)
Other	(32)	(29)

Net cash provided by operating activities	728	2,055

Cash flows - investing activities:
Property, plant and equipment, additions	(451)	(412)
Acquisitions, net of cash acquired	(75)
Proceeds from dispositions		117
Contributions to investments	(947)	(542)
Proceeds from investments	848	641
Other	(56)

Net cash used by investing activities	(681)	(196)

Cash flows - financing activities:
Debt repayments	(817)	(29)
Stock options exercised, other	91	139
Excess tax benefits from share-based payment arrangements	31	41
Common shares repurchased	(360)	(404)
Dividends paid	(276)	(240)

Net cash used by financing activities	(1,331)	(493)

Effect of exchange rate changes on cash and cash equivalents	2	3

Net (decrease)/increase in cash and cash equivalents	(1,282)	1,369
Cash and cash equivalents at beginning of year	6,118	5,412

Cash and cash equivalents at end of period	$4,836	$6,781

Non-cash investing and financing activities:
Capital lease obligations incurred		$356

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Three months ended
Deliveries	March 31
Commercial Airplanes	2007	2006
717		2	(2)
737 Next-Generation	83	72
747	3	4
767	3	3
777	17	17

Total	106	98

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Precision Engagement and Mobility Systems
Chinook (New Builds)	5
Apache (New Builds)	4	9
F/A-18E/F	11	10
T-45TS	2	4
F-15
C-17	4	4
C-40	1

Network and Space Systems
Delta II
Delta IV
Commercial and Civil Satellites	2
Military Satellites

Contractual backlog (Dollars in billions)	March 31 2007	December 31 2006
Commercial Airplanes	$188.4	$174.3
Integrated Defense Systems:
Precision Engagement and Mobility Systems	23.1	25.0
Network and Space Systems	8.9	8.0
Support Systems	9.8	9.3

Total Integrated Defense Systems	41.8	42.3

Total contractual backlog	$230.2	$216.6

Unobligated backlog	$32.1	$33.7

Total backlog	$262.3	$250.3

Workforce	155,000	154,000